Exhibit 99.1

Official Payments Reports Results from First Quarter Fiscal Year 2013 :
Revenue from continuing operations $33.4M for first quarter
Net loss from continuing operations narrowed to ($0.8M) for first quarter

Norcross, GA, February 5, 2013 – Official Payments Holdings, Inc. (Nasdaq: OPAY), a leading provider of electronic payment solutions, reported results today for its fiscal year 2013 first quarter (Q1 '13) . The Company will host a call/webcast today at 5:00 p.m. EDT to review its results:
Conference Call Dial-In:		888-982-4691 Participant code – "OPAY"
Webcast/Replay:		http://investors.officialpayments.com
Replay Dial-In:	888-397-5639	– 10:00 pm ET, Tuesday, Feb. 5, 2013 to
11:59 pm ET, Monday, Mar. 4, 2013

Q1 FY' 13 Highlights:
Official Payments Holdings, Inc. reported revenue from continuing operations of $33.4 million for Q1 fiscal 2013, a decrease of 4.1% compared to Q1 fiscal 2012. Q1 fiscal 2013 Payment Solutions net revenue, which reflects Payment Solutions revenues less related processing and interchange fees, was $11.3 million compared to $12.0 million in Q1 fiscal 2012. The decrease in revenue and net revenue  was principally due to a change in payment mix. General and administrative and selling and marketing expenses decreased a combined 15.3% versus Q1 FY 12, primarily as a result of a one-time restructuring charge in Q1 FY 12 associated with the relocation of company headquarters to Norcross, Georgia.

Official Payments reported a net loss from continuing operations of $0.8 million, or $0.05 per share, compared to the prior year's net loss from continuing operations of $1.6 million, or $0.10 per share.  Continuing operations consists of the Payment Solutions segment, which contributed more than 99% of the company's revenue from continuing operations in fiscal 2013, with nominal revenue contributions from the legacy voice and systems automation (VSA) operations that are in the process of being wound down.

Adjusted EBITDA from continuing operations was $1.6 million in Q1 fiscal 2013 compared to $2.2 million in Q1 fiscal 2012.

Payment Solutions net revenue and Adjusted EBITDA from continuing operations are non-GAAP financial measures.  These measures are defined and reconciled to GAAP financial measures below.

Cash Position and Use of Cash
Official Payments' year-end cash and cash equivalents increased by approximately $14.2 million from $39.1 million at fiscal year-end 2012 to $53.3 million at December 2012. This balance included $8.8 million of accrued discount fees and $38.4 million of funds that have settled or will settle to us that we had not yet distributed to our clients due to the timing of bank transactions.  Offsetting these liabilities was $21.9 million of cash which we received after quarter end as credit card companies and banks settled the transactions outstanding at quarter end.

Management Overview
Alex P. Hart, President and CEO, stated, "We recognize that the key to long-term success is accelerated profitable growth and we're proud to report our 5th consecutive quarter of positive Adjusted EBITDA and improved earnings per share on a year over year basis.  Payment volume increased in the first quarter compared to the previous year and we continue to see an increase in the average payment size.  We're confident that we'll have the platform, product set, and processing capabilities we'll need to facilitate our future growth when we complete our platform consolidation project at the end of the year."

Non-GAAP Financial Measures
Official Payments uses the following non-GAAP financial measures in this press release:  Adjusted EBITDA from continuing operations and Payment Solutions net revenue. We define Adjusted EBITDA from continuing operations as net loss from our continuing operations before interest expense net of interest income, income taxes, depreciation and amortization, restructuring charges and share-based compensation expense. We define Payment Solutions net revenue as Payment Solutions gross revenue less discount fees. Discount fees include interchange fees and other processing-related dues, assessments and fees. Payment Solutions gross revenue is defined as revenue from continuing operations less revenue from VSA operations.

Management believes these measures are useful for evaluating our performance against the performance of peer companies within the electronic payments industry, and that they provide investors with additional transparency on the financial measures used in management's decision-making.  Management believes that Payment Solutions net revenue provides additional information about our business, as we wind-down our VSA operations.  We also use Adjusted EBITDA from continuing operations, together with other criteria, in our executive compensation program. Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with generally accepted accounting principles in the United States, or US GAAP.  Our definitions used to calculate non-GAAP financial measures may differ from those used by other companies.

These measures are reconciled to GAAP financial measures in the tables below:

Reconciliation of Adjusted EBITDA from continuing operations to net loss from continuing operations:

(in thousands)	Q1 2013	Q1 2012	Change (%)
Net loss from continuing operations	$(828)	$(1,635)	49.4%
Adjustments:
Depreciation/amortization	1,799	1,903	(5.5)%
Stock-based compensation	677	467	45.0%
Restructuring charge	—	1,456	(100.0)%
Tax (benefit)	(7)	—	nm
Interest (income) expense, net	1	(1)	200.0%
Adjusted EBITDA from continuing operations	$1,642	$2,190	(30.6)%
nm - not meaningful

Reconciliation of Payment Solutions net revenue to revenue from continuing operations:

(in thousands, except percentages)	Q1 2013	Q1 2012	Change (%)
Revenue from continuing operations	$33,416	$34,837	(4.1)%
Less:
Non-Payment Solutions revenue	134	535	(75.0)%
Payment Solutions gross revenue	33,282	34,302	(3.0)%
Less: Discount fees	21,948	22,342	(1.8)%
Payment Solutions net revenue	$11,334	$11,960	(5.2)%

About Official Payments Holdings, Inc. (www.OPAY.OfficialPayments.com):
Official Payments provides electronic payment solutions for over 3,000 clients across all 50 states, Puerto Rico and the District of Columbia. During the past year more than 12 million Customers and Constituents of our Clients utilized our services. Official Payments' solutions enable government agencies, educational institutions, utility companies, charitable organizations, and other billers to seamlessly accept secure, convenient payments by credit card, debit card and electronic check via mobile, web (www.OfficialPayments.com), telephone and point of sale.

CONTACT:
Jeff Hodges, CFO
770-325-3102
Investorrelations@officialpayments.com

Forward looking statements
Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to future events or Official Payments' future financial and/or operating performance and generally can be identified as such because the context of the statement includes words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "shows," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import.  Official Payments undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: intense competition in the marketplace; our ability to increase Payment Solutions revenues and reduce operating costs, including discount fees; our ability to execute on our sales, marketing and product development strategy and expand our business including introduction of new services, products, and product enhancements into the marketplace; completion of our infrastructure upgrade and timely consolidation of our payment platforms; maintaining secure systems and protecting against security breaches, loss of privacy/data, and fraud; unanticipated claims as a result of the failure of software providers, processors, vendors, or subcontractors to satisfactorily perform and complete engagements; the renewal, extension or early termination of client contracts or projects; and compliance with government regulations and the impact of regulatory requirements.    For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the sections, "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations" in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission.

OFFICIAL PAYMENTS HOLDINGS, INC.
Consolidated Balance Sheets

(in thousands, except per share data)	December 31, 2012 (unaudited)	September 30, 2012
ASSETS:
Current assets:
Cash and cash equivalents	$53,291	$39,071
Accounts receivable, net	5,680	5,304
Settlements receivable	21,878	15,291
Prepaid expenses and other current assets	1,726	1,692
Total current assets	82,575	61,358

Property, equipment and software, net	17,730	17,368
Goodwill	17,642	17,582
Other intangible assets, net	954	1,107
Other assets	466	509
Total assets	$119,367	$97,924

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$76	$74
Settlements payable	38,423	17,019
Accrued compensation liabilities	2,530	6,373
Accrued discount fees	8,793	5,616
Other accrued liabilities	2,871	2,201
Deferred income	298	284
Total current liabilities	52,991	31,567
Other liabilities:
Deferred rent	57	67
Other liabilities	1,051	1,103
Total other liabilities	1,108	1,170
Total liabilities	54,099	32,737

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock, $0.01 par value, and paid-in capital; shares authorized: 44,260; shares issued: 20,885 and 20,817; shares outstanding: 16,710 and 16,642	196,035	195,126
Treasury stock—at cost, 4,175 shares	(31,383)	(31,383)
Accumulated deficit	(99,384)	(98,556)
Total shareholders' equity	$65,268	65,187
Total liabilities and shareholders' equity	$119,367	$97,924

OFFICIAL PAYMENTS HOLDINGS, INC.
Consolidated Statements of Operations
(unaudited)
	Three months ended December 31,
(in thousands, except per share data)	2012	2011
Revenues(1)	$33,416	$34,837

Costs and expenses:
Direct costs	23,501	23,876
General and administrative	6,810	9,186
Selling and marketing	2,140	1,508
Depreciation and amortization	1,799	1,903
Total costs and expenses	34,250	36,473
Loss from continuing operations before other income and income taxes	(834)	(1,636)

Other (expense) income:
Interest (expense) income, net	(1)	1
Total other (expense) income	(1)	1

Loss from continuing operations before income taxes(2)	(835)	(1,635)
Income tax benefit	7	—

Loss from continuing operations	(828)	(1,635)
Loss from discontinued operations, net	—	(8)

Net loss	$(828)	$(1,643)

Loss per share—Basic and diluted:
From continuing operations	$(0.05)	$(0.10)
From discontinued operations	—	—
Loss per share—Basic and diluted	$(0.05)	$(0.10)

Weighted average common shares used in computing:
Basic and diluted loss per share	16,649	16,642

(1)	Reflects revenues from the company's legacy VSA subsidiary which is being wound down of $0.1 million and $0.5 million, respectively in Q1 fiscal 2013, and Q1 fiscal 2012.
(2)	Reflects VSA income from continuing operations before and after taxes of $0.1 million and $0.3 million, respectively, in Q1 fiscal 2013 and Q1 fiscal 2012.
.

OFFICIAL PAYMENTS HOLDINGS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended December 31,
(in thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(828)	$(1,643)
Less: loss from discontinued operations, net	—	(8)
Loss from continuing operations, net	(828)	(1,635)
Non-cash items included in net loss:
Restructuring costs	—	1,196
Depreciation and amortization	1,799	1,903
Deferred rent	(10)	(1)
Share-based compensation	568	467
Net effect of changes in assets and liabilities:
Accounts receivable, net	(376)	(1,073)
Settlement processing assets and obligations, net	14,817	5,551
Prepaid expenses and other assets	350	192
Accounts payable and accrued liabilities	11	1,947
Other long term liabilities	14	79
Deferred income	(51)	(71)
Cash provided by operating activities from continuing operations	16,294	8,555
Cash used in operating activities from discontinued operations	—	(8)
Cash provided by operating activities	16,294	8,547
CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized internally developed software	(1,272)	(600)
Purchase of equipment and software	(736)	(818)
Earn out payments—ChoicePay	(60)	(30)
Cash used in investing activities	(2,068)	(1,448)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease obligations and other financing arrangements	(6)	(8)
Cash used in financing activities	(6)	(8)
Net increase in cash and cash equivalents	14,220	7,091
Cash and cash equivalents at beginning of period	39,071	39,760
Cash and cash equivalents at end of period	$53,291	$46,851